UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2005

RADIATION THERAPY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Commission file number 000-50802

FLORIDA	65-0768951
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2234 Colonial Boulevard, Fort Myers, Florida	33907
(Address of principal executive offices)	(Zip Code)

(239) 931-7275

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 16, 2005, Radiation Therapy Services, Inc. (“the Company”) entered into a Fourth Amended and Restated Credit Agreement among the Company, the banks and financial institutions identified as Lenders therein, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender, and Wachovia Bank, National Association as Syndication Agent for the Lenders (the “Amended Credit Facility”). The Amended Credit Facility amends and restates the Company’s senior secured credit facility to, among other things:

•	increase the Term B loan to $100 million and re-advance it to the Company.

•	include an accordion feature of up to $50 million which gives the Company the option to increase the aggregate principal amount of the Term B loan to up to $150 million in the future.

•	provide the opportunity to permanently reduce the interest rate spread to 175 basis points after six months if the Company’s leverage ratio is below 2:1.

•	add LaSalle Bank to the senior bank lending group.

The Company used the proceeds of the Term B loan to pay off the previous Term A loan as well as pay down the $140 million revolving credit facility component of the Amended Credit Facility and the Company currently has available $140 million under the revolving credit facility. The maturity date of the Term B loan is December 16, 2012 and the maturity date of the revolving credit facility remains March 15, 2010.

Borrowings by the Company under the Amended Credit Facility are secured by substantially all of the assets of the Company and its subsidiaries, and are guaranteed by substantially all of the Company’s subsidiaries. The Amended Credit Facility requires the Company to meet certain EBITDA based financial covenants including leverage, fixed charge coverage and interest coverage ratios. It also contains affirmative covenants including those relating to financial statements, compliance with laws and material contracts, insurance and permitted acquisitions and other matters, as well as negative covenants that, subject to certain exceptions and limitations, restrict the Company’s ability to, among other things, merge with other companies, incur indebtedness, create liens, dispose of assets, make investments, pay dividends, enter into transactions with affiliates, make certain changes to its business, make capital expenditures or change its method of accounting. In the event of a default under the Amended Credit Facility, such as a failure to make required payments, comply with covenants or a change of control, the Lenders would be entitled to declare all amounts outstanding under the credit facility immediately due and payable.

Some of the lenders under the Amended Credit Facility, or their respective affiliates, have provided commercial, investment banking and financial advisory services to the Company and its affiliates from time to time in the ordinary course of business. In particular, Wachovia Capital Markets, LLC, an affiliate of Wachovia Bank, National Association, Banc of America Securities LLC, an affiliate of Bank of America, N.A., and SunTrust Capital Markets, Inc., an affiliate of SunTrust Bank, each served as an underwriter of the Company’s initial public offering. Wachovia Capital Markets, LLC also serves as the designated executive trading desk for the Company’s senior executives. In addition, Wachovia Bank, National Association, serves as transfer agent and registrar for the Company’s common stock.

The foregoing summary is qualified by the complete terms of the Fourth Amended and Restated Credit Agreement which is hereby incorporated by reference and attached as Exhibit 10.1 to this Form 8-K. The Company’s press release dated December 16, 2005, announcing the Amended Credit Facility is filed as Exhibit 99.1 to this Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off- Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Fourth Amended and Restated Credit Agreement dated as of December 16, 2005 among the Company, the banks and financial institutions identified therein as the Lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Lender and Wachovia Bank, National Association, as Syndication Agent for the Lenders.

99.1	Press Release dated December 16, 2005 announcing the Amended Credit Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIATION THERAPY SERVICES, INC.

By:	/s/ DAVID KOENINGER
David Koeninger
Principal Financial Officer

Dated: December 21, 2005